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                                                                      EXHIBIT 21








                         Subsidiaries of the Registrant



                  The Company's subsidiaries are the following:
         American Wholesale Book Company, Inc., an Alabama corporation.
            American Internet Services, Inc., an Alabama corporation
                    NetCentral, Inc., a Tennessee corporation